NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium to Acquire Viterra’s Agri-Products Business from Glencore

March 20, 2012 – ALL AMOUNTS ARE STATED IN CAD$

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) (Agrium) announced today it has entered into a definitive agreement with Glencore International plc (“Glencore”) to acquire the majority of Viterra’s Agri-products business upon completion of Glencore’s recently announced supported acquisition of Viterra.

Under the agreement, Agrium would acquire approximately 90 percent of Viterra’s Canadian retail facilities, all of its Australian retail facilities, as well as their minority position in a nitrogen facility located in Medicine Hat, Alberta. The acquisition price from Glencore is approximately $1.15-billion plus working capital, in a back-to-back purchase and sale arrangement. Average working capital needed for this business is estimated to be approximately $0.5-billion. In 2011, Viterra’s total Agri-products business generated $2.4-billion in revenue and $244-million in EBITDA according to Viterra’s annual report.

“We believe our Crop Production Services Retail business can provide significant value for Canadian farmers and that it provides an opportunity for growth in a market where we currently have a limited retail presence. The transaction is an excellent fit with Agrium’s stated strategy of growing across the value chain by expanding both our Retail and Wholesale operations. The acquisition is expected to be immediately accretive upon completion and will provide significant growth for our retail operations, in particular, supporting our goal of reaching $1-billion in EBITDA from our global Retail business by 2015,” said Agrium President and CEO Mike Wilson.

Agrium currently operates over 1,200 retail facilities in the United States, Australia, Argentina, Canada (with 65 Canadian based facilities), Uruguay and Chile.

The conclusion of our acquisition of the majority of Viterra’s Agri-products business is subject to completion of Glencore’s acquisition of Viterra and to certain other terms and conditions in the definitive agreement.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

About Viterra’s Agri-Products Business

Viterra operates a network of 258 agri-products retail locations throughout Western Canada and 17 retail locations in Australia. Retail locations offer fertilizer, crop protection products, seed and equipment to growers. Viterra also has a minority interest in a nitrogen fertilizer manufacturing plant in Medicine Hat, Alberta.

About Glencore

Glencore is one of the world’s leading integrated commodities producer and marketer listed on the London and Hong Kong Stock Exchanges, and is active in 40 countries with more than 50,000 people employed directly and indirectly.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (together, “forward-looking statements”).

All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to, among other things, business and financial prospects, financial multiples and accretion estimates, future trends, plans, strategies, objectives and expectations, including with respect to future operations following the proposed acquisition of Viterra’s Agri-products business, the completion of the transaction as contemplated and the ability to successfully integrate the new assets into our existing Retail and Wholesale business units in an effective manner. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control, as well as various assumptions and business sensitivities, including those risk factors referred to in the MD&A section of the Corporation’s most recent Annual Report to Shareholders as well as those risk factors described in the Corporation’s most recent Annual Information Form, which may cause actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, Glencore not being successful in completing its bid for Viterra, there being inaccuracies or material omissions in Viterra’s publicly available information or the possible delay in the completion of the steps required to be taken for the acquisition of the Agri-products business from Glencore, including the possibility that approvals or clearances required to be obtained from regulatory and other agencies and bodies will not be obtained in a timely manner or will be obtained on conditions that may require divestiture of assets expected to be acquired.

Except as otherwise indicated, the information concerning Viterra contained in this press release has been taken from, or is based entirely upon, publicly available documents and records on file with Canadian Securities Regulatory Authorities and other public sources at the time of this press release. Although Agrium has no knowledge that would indicate that any statements contained herein concerning Viterra taken from or based on such documents and records are untrue or incomplete, neither Agrium, nor any of its respective affiliates or associates, nor any of their respective directors or officers, assumes any responsibility for the accuracy or completeness of such information or for any failure of Viterra to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Agrium.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable Canadian securities legislation or applicable U.S. federal securities law.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761